Exhibit 99.2

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES CONSIDERATION FOR TENDER

OFFER FOR ITS 5.625% SENIOR SECURED NOTES DUE 2027

FRANKLIN, Tenn. (August 11, 2025) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today the consideration payable in respect of the previously announced cash tender offer (the “Tender Offer”) by its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), to purchase any and all of the Issuer’s outstanding 5.625% Senior Secured Notes due 2027 (the “2027 Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 28, 2025, as amended (the “Offer to Purchase”).

The consideration (the “Early Tender Consideration”) of $1,002.65 per $1,000 principal amount of 2027 Notes that were validly tendered at or prior to the Early Tender Deadline (as defined below) and are accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Offer to Purchase by reference to the fixed spread specified in the table below plus the yield of 4.293%, which is based on the bid-side price of the U.S. Treasury security specified in the table below, as quoted on the Bloomberg Reference Page specified in the Offer to Purchase, calculated as of 10:00 a.m., New York City time, on August 11, 2025, and includes an early tender premium of $30 per $1,000 principal amount of 2027 Notes (the “Early Tender Payment”).

CUSIP / ISIN No.(1)	Title of Security	Aggregate Principal Amount Outstanding(2)	Aggregate Principal Amount Tendered as of the Early Tender Deadline and Accepted for Purchase	Reference U.S. Treasury Security	Reference Yield	Fixed Spread	Early Tender Consideration(3)
144A: 12543D BG4 / US12543DBG43 Reg. S: U17127 AR9 / USU17127AR95	5.625% Senior Secured Notes due 2027	$1,757,000,000	$1,735,362,000	4.875% U.S. Treasury Notes due November 30, 2025	4.293%	+50 basis points	$1,002.65

(1)	CUSIP and ISIN information is provided for the convenience of the holders. No representation is made as to the correctness or accuracy of such numbers.
(2)	Aggregate principal amount outstanding for the 2027 Notes as of July 28, 2025.
(3)	Per $1,000 principal amount of 2027 Notes validly tendered (and not validly withdrawn) and accepted for purchase by us

Only holders of 2027 Notes who validly tendered their 2027 Notes at or prior to the Early Tender Deadline, and whose 2027 Notes have been accepted for purchase, will receive the Early Tender Consideration (which includes the Early Tender Payment). Holders of 2027 Notes tendered following the Early Tender Deadline, but on or prior to the Expiration Time (as defined below) and accepted for purchase will receive an amount equal to the Early Tender Consideration minus the Early Tender Payment (the “Late Tender Consideration”).

The settlement date for 2027 Notes validly tendered as of the Early Tender Deadline and accepted for purchase is expected to occur on August 12, 2025.

In addition to the Early Tender Consideration or the Late Tender Consideration, as applicable, holders whose 2027 Notes are purchased in the Tender Offer will receive accrued and unpaid interest on such 2027 Notes from and including the last interest payment date for the 2027 Notes up to, but not including, the applicable settlement date for such 2027 Notes accepted for purchase.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on August 25, 2025 (the “Expiration Time”), unless extended or earlier terminated by the Issuer.

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Community Health Systems, Inc. Announces Consideration

for Tender Offer for Senior Secured Notes due 2027

August 11, 2025

The Tender Offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and remain unchanged.

The Issuer has retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, at (855) 654-2015 (toll free) or (212) 430-3774 (collect), or by email at contact@gbsc-usa.com.

This press release shall not constitute an offer to buy or sell, or the solicitation of any offer to buy or sell, any securities. Any offer or solicitation with respect to the Tender Offer will be made only by means of the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase. The Tender Offer is not being made to holders of 2027 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2027 Notes. Holders must make their own decision as to whether to tender any of their 2027 Notes, and, if so, the principal amount of 2027 Notes to tender.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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